UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Sabra Health Care REIT, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Sabra Health Care REIT, Inc.
18500 Von Karman Avenue, Suite 550
Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 21, 2012
To the Stockholders of Sabra Health Care REIT, Inc.:
Notice is hereby given that the 2012 annual meeting of stockholders (the “Annual Meeting”) of Sabra Health Care REIT, Inc. (the “Company”) will be held at the Irvine Towers Conference Center located at 18100 Von Karman Avenue, Irvine, California 92612 on Thursday, June 21, 2012, at 9:00 a.m., Pacific time, for the following purposes:

(1)
To elect to the Board of Directors the five (5) nominees named in the attached Proxy Statement to serve until the Company’s 2013 annual meeting of stockholders and until their successors are duly elected and qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

(3)	To approve, on an advisory basis, executive officer compensation; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only stockholders of record of the Company’s common stock as of the close of business on April 23, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.
You are cordially invited to attend the Annual Meeting in person. Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer and Secretary
Irvine, California April 27, 2012

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR
SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.
Use of the enclosed envelope requires no postage for mailing in the United States.

SABRA HEALTH CARE REIT, INC.
18500 Von Karman Avenue, Suite 550
Irvine, California 92612

PROXY STATEMENT

The Board of Directors of Sabra Health Care REIT, Inc. (“Sabra,” “we,” “our” and “us”) solicits your proxy for the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:00 a.m., Pacific time, on Thursday, June 21, 2012 at Irvine Towers Conference Center located at 18100 Von Karman Avenue, Irvine, California 92612, and at any and all adjournments or postponements of the Annual Meeting. The approximate date on which these proxy materials are first being sent or made available to our stockholders is May 1, 2012.
Until November 15, 2010, we were a subsidiary of Sun Healthcare Group, Inc. (“Old Sun”). Pursuant to a restructuring plan by Old Sun, Old Sun restructured its business by separating its real estate assets and its operating assets into two separate publicly traded companies (the “Separation”). The Separation occurred by means of a spin-off transaction pursuant to which Old Sun distributed to its stockholders on a pro rata basis all of the outstanding shares of common stock of SHG Services, Inc. (“Sun”). Immediately following the Separation, Old Sun merged with and into Sabra, with Sabra surviving the merger (the “REIT Conversion Merger”), and Sun was renamed “Sun Healthcare Group, Inc.” Effective November 15, 2010, the Separation and REIT Conversion Merger were completed and Sabra and Sun began operations as separate companies.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
This Proxy Statement and our 2011 Annual Report on Form 10-K are posted in the Investor Relations—Annual Report and Proxy section of our website at www.sabrahealth.com. You can also view these materials at www.proxyvote.com by using the 12-digit control number provided on your proxy card or Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why did I receive only a Notice of Internet Availability?

A:
As permitted by the Securities and Exchange Commission (the “SEC”), Sabra is furnishing to stockholders its Notice of Annual Meeting, Proxy Statement and Annual Report for the year ended December 31, 2011 primarily over the Internet. On or about May 1, 2012, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	What items will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

•	the election to the Board of Directors of the five (5) nominees named in this Proxy Statement to serve until the

2013 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal No. 1);

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal No. 2); and

•	an advisory vote to approve executive officer compensation (Proposal No. 3).
We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof. See “—How will voting on any other business be conducted?” below.

Q:	How does the Board recommend I vote on these items?

A:	The Board of Directors recommends that you vote your shares:

•	FOR the election to the Board of Directors of each of the following five nominees: Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster, Richard K. Matros and Milton J. Walters (Proposal No. 1);

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal No. 2); and

•	FOR the approval of the compensation of our Named Executive Officers (as hereinafter defined) (Proposal No. 3).

Q:	Who is entitled to vote at the Annual Meeting?

A:	The record date for the Annual Meeting is April 23, 2012. Stockholders of record of Sabra’s common stock as of the close of business on the record date are entitled to vote at the Annual Meeting.

Q:	What options are available to me to vote my shares?

A:
Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee (that is, in “street name”), your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the Internet.

(1)
If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability;

(2)
If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email; or

(3)
If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone. If you are a stockholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone. Most stockholders who hold their shares in street name may submit voting instructions by calling the telephone number specified on the paper copy of the voting instruction form provided by their bank, broker or other nominee. Those stockholders should check the voting instruction form for telephone voting availability.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.
You may vote in person at the meeting. All stockholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend the Annual Meeting.

Q:	What is the deadline for voting my shares?

A:
If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on June 20, 2012 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by Sabra before the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.

Q:	Once I have submitted my proxy, is it possible for me to change or revoke my proxy?

A:	Yes. Any stockholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	submitting to our Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•
properly submitting a proxy on a later date prior to the deadlines specified in “—What is the deadline for voting my shares?” above (only the latest proxy submitted by a stockholder by Internet, telephone or mail will be counted); or

•	attending the Annual Meeting and voting in person; attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.
For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker or nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person; attendance at the Annual Meeting will not by itself constitute a revocation of any previous voting instructions.

Q:	How many shares are eligible to vote at the Annual Meeting?

A:
As of the close of business on the record date of April 23, 2012, there were 37,009,602 shares of Sabra common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting.

Q:    How is a quorum determined?

A:
A quorum refers to the number of shares that must be in attendance at an annual meeting of stockholders to lawfully conduct business. The representation, in person or by proxy, of holders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the meeting. Your shares will be counted for purposes of determining whether a quorum exists for the Annual Meeting if you returned a signed and dated proxy card or voting instruction form, if you submitted your proxy or voting instructions by telephone or the Internet, or if you vote in person at the Annual Meeting, even if you abstain from voting on any of the proposals. In addition, if you are a street name holder, your shares may also be counted for purposes of determining whether a quorum exists for the Annual Meeting even if you do not submit voting instructions to your broker. See “—How will votes be counted at the Annual Meeting?” below.

Q:	What is required to approve each proposal at the Annual Meeting?

A:
Election of Directors (Proposal No. 1). Our Amended and Restated Bylaws (“Bylaws”) provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. As required by our Bylaws, each incumbent director has submitted an irrevocable letter of resignation as a director that becomes effective if the director is not elected by stockholders and the Board of Directors accepts the resignation. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected. The majority voting standard is discussed further under the section entitled “Election of Directors (Proposal No. 1)—Majority Voting Standard.”

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.
Other Items (Proposal Nos. 2 and 3). Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the item at the meeting. Notwithstanding this vote standard required by our Bylaws, Proposal No. 2 (ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2012) and Proposal No. 3 (an advisory vote to approve executive officer compensation) are advisory only and are not binding on Sabra. Our Board of Directors will consider the outcome of the vote on each of these items in considering what action, if any, should be taken in response to the vote by stockholders.

Q:	How will votes be counted at the Annual Meeting?

A:
In the election of directors (Proposal No. 1), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. For the proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal No. 2) and for the advisory vote to approve executive officer compensation (Proposal No. 3), you may vote FOR, AGAINST or ABSTAIN. Abstentions with respect to any proposal at the Annual Meeting will be counted as present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted as a vote cast on the proposal and therefore will not be counted in determining the outcome of the proposal.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal No. 2) is considered routine under applicable rules, while each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal No. 2, but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting. Broker non-votes will not be counted as a vote cast with respect to these other items and therefore will not be counted in determining the outcome of the items.

Q:	How will my shares be voted if I do not give specific voting instructions in the proxy or voting instructions I submit?

A:
If you properly submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed above in the notice of meeting, your shares will be voted as recommended by the Board of Directors on those items. See “—How does the Board recommend I vote on these items?” above.

Q:	How will voting on any other business be conducted?

A:
Although the Board of Directors does not know of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holders to vote on those matters in their discretion.

Q:	Who will bear the costs of the solicitation of proxies?

A:
The cost of preparing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the Notice of Internet Availability and the form of proxy, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by Sabra. In addition to solicitation by mail, certain officers, regular employees and directors of Sabra, without receiving any additional compensation, may solicit proxies personally or by telephone. Sabra will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so.

Q:	Where can I find the voting results of the Annual Meeting?

A:
We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Sabra common stock as of April 23, 2012 for the following: (i) each of Sabra’s directors and each executive officer of Sabra identified as a “Named Executive Officer” in this Proxy Statement, (ii) all persons who are directors and executive officers of Sabra as a group and (iii) any person who is known by Sabra to be the beneficial owner of more than 5% of Sabra’s outstanding common stock. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the SEC.

Name of Beneficial Owner	Sabra Shares Beneficially Owned(1)	Percent of Sabra Shares(1)
Directors and Named Executive Officers:
Richard K. Matros	682,692(2)	1.8%
Harold W. Andrews, Jr.	21,665	*
Talya Nevo-Hacohen	21,165	*
Craig A. Barbarosh	13,599(3)	*
Robert A. Ettl	15,099(3)	*
Michael J. Foster	36,548(4)	*
Milton J. Walters	25,241(5)	*
All persons who are directors and executive officers of Sabra as a group (7 persons, each of whom is named above)	816,009(6)	2.2%
5% Stockholders:
The Vanguard Group, Inc. and affiliates 100 Vanguard Blvd. Malvern, PA 19355	3,746,810(7)	10.2%
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	2,659,821(8)	7.2%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,333,901(9)	6.3%
FMR LLC 82 Devonshire Street Boston, MA 02109	2,163,599(10)	5.9%
_____________

*	Less than 1.0%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted below, applicable percentage ownership is determined based on 37,009,602 shares of Sabra common stock outstanding as of April 23, 2012. Options exercisable within 60 days of April 23, 2012, restricted stock units vesting within 60 days of April 23, 2012, and shares of common stock subject to restricted stock units that have vested but the payment of which has been deferred until the earlier of the fifth anniversary of the grant date, a change in control or the director’s separation from service from the Board of Directors are considered outstanding for purposes of computing the share amount and percentage ownership of the person holding such stock options or restricted stock units, but Sabra does not deem them outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)
Consists of (i) 342,568 shares held by the R&A Matros Revocable Trust, with respect to which Mr. Matros shares voting and investment power and (ii) 340,124 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 23, 2012.

(3)
Includes (i) 9,963 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 636 shares of common stock subject to restricted stock units that vest within 60 days of April 23, 2012.

(4)
Includes (i) 14,049 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 636 shares of common stock subject to restricted stock units that vest within 60 days of April 23, 2012.

(5)
Includes (i) 19,484 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (ii) 636 shares of common stock subject to restricted stock units that vest within 60 days of April 23, 2012.

(6)
Includes (i) 342,568 shares held by family trusts, with respect to which the officer or director shares voting and investment power, (ii) 340,124 shares subject to stock options that are currently exercisable or exercisable within 60 days of April 23, 2012, (iii) 53,459 vested restricted stock units, the payment of which has been deferred, that are payable in shares of common stock and (iv) 2,544 shares of common stock subject to restricted stock units that vest within 60 days of April 23, 2012.

(7)
Beneficial share ownership information is given as of December 31, 2011, and was obtained from a Schedule 13G/A filed with the SEC on February 10, 2012 by The Vanguard Group, Inc. (“Vanguard”). According to the Schedule 13G/A, Vanguard has sole voting power over 52,346 shares, sole dispositive power over 3,694,464 shares and shared dispositive power over 52,346 shares of our common stock. The Schedule 13G/A states that Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 52,346 shares as a result of serving as investment manager of collective trust accounts and that VFTC directs the voting of these shares. According to information received from Vanguard, the number of shares reported as beneficially owned by Vanguard in the Schedule 13G/A includes 2,043,215 shares, representing 5.5% of our outstanding common stock, that Vanguard Specialized Funds - Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on January 27, 2012 with the SEC. According to the Schedule 13G, Vanguard REIT Fund has sole voting power over 2,043,215 shares and no dispositive power over any shares of our common stock. Vanguard has represented to us that no Vanguard entity, trust or fund has a direct or indirect ownership in our common stock in excess of 9.9%.

(8)
Beneficial share ownership information is given as of December 31, 2011, and was obtained from a Schedule 13G filed jointly with the SEC on February 13, 2012 by Ameriprise Financial, Inc. (“AFI”) and its subsidiary, Columbia Management Investment Advisers, LLC (“CMIA”), 225 Franklin Street, Boston, MA 02110. According to the Schedule 13G, CMIA is an investment advisor and, together with AFI, has shared voting power over 2,354,584 shares and shared dispositive power over 2,659,821 shares of our common stock. According to the Schedule 13G, AFI, as the parent company of CMIA, may be deemed to beneficially own the shares reported as beneficially owned by CMIA. Accordingly, the number of shares reported as beneficially owned by AFI include the shares reported as beneficially owned by CMIA. According to the Schedule 13G, each of AFI and CMIA disclaims beneficial ownership of any of these shares of our common stock.

(9)
Beneficial share ownership information is given as of December 31, 2011, and was obtained from a Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G, BlackRock has sole voting power and sole dispositive power over 2,333,901 shares of our common stock. The Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of Sabra’s common stock but that no one person’s interest in our common stock is more than five percent of the total outstanding common shares.

(10)
Beneficial share ownership information is given as of December 31, 2011, and was obtained from a Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC (“FMR”) and Edward C. Johnson 3d. According to the Schedule 13G/A, FMR and Mr. Johnson, as Chairman of FMR, each has sole dispositive power over 2,163,599 shares of our common stock. According to the Schedule 13G/A, Fidelity Management & Research Company (a wholly owned subsidiary of FMR; “Fidelity”) beneficially owns 1,951,199 shares of our common stock, representing 5.3% of our outstanding common stock. The Schedule 13G/A states that neither FMR nor Mr. Johnson has sole voting power of the shares beneficially owned by Fidelity. According to the Schedule 13G/A, FMR and Mr. Johnson each has sole voting power over 212,400 shares of our common stock through its wholly owned subsidiary Pyramis Global Advisors Trust Company, which does not individually own more than 5% of our common stock.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
Directors of the Company
Set forth below is a brief biographical description of each of our directors, all of whom have been nominated for election to the Board of Directors at the Annual Meeting. Sabra believes that its directors should be of high character and integrity, be accomplished in their respective fields, have relevant expertise and experience and collectively represent a diversity of backgrounds and experiences. The disclosure below identifies and describes the key experience, qualifications and skills that are important for persons who serve on Sabra’s board of directors in light of its business and structure. The specific experiences, qualifications and skills that led to the conclusion that each of our directors should serve on the Board of Directors is also included in the biographical description for each director provided below.

•
Leadership experience. The Board of Directors believes that directors with experience in a significant leadership position, such as having served as chief executive officer of another entity, will provide the Board with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•
Finance experience. The Board of Directors believes that an understanding of finance and financial reporting processes is important for its directors and therefore it seeks directors who are financially knowledgeable. Sabra measures its operating and strategic performance primarily by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to Sabra’s success.

•
Industry experience. Sabra seeks directors with experience as executives or directors or in other leadership positions in the industries in which it operates. The Board of Directors believes that such experience is important to the director’s understanding of Sabra’s operations, risks and opportunities.

•
Public company experience. The Board of Directors believes that directors with experience as executives or directors in publicly owned corporations, including as members of the key standing board committees of those corporations, will be more familiar with the securities laws and other issues faced by public companies that do not affect privately owned corporations.

•	Other experience. Sabra seeks directors who bring diverse, yet relevant experience to the Board of Directors.
Craig A. Barbarosh. Mr. Barbarosh, 44, has served on our Board of Directors since November 2010. He has been a partner of the international law firm of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) since 1999 and is a nationally recognized restructuring expert. He has served in several leadership positions while a partner at Pillsbury including serving on the firm’s Board of Directors, as the Chair of the firm’s Board Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice section and as the Managing Partner of the firm’s Orange County office. Mr. Barbarosh also currently serves as a director, and as chair of the nominating and governance committee and member of the transaction and compensation committees, of Quality Systems, Inc., a developer and marketer of healthcare information systems. Mr. Barbarosh received a Juris Doctorate with honors from the University of the Pacific, McGeorge School of Law in 1992 and a Bachelor of Arts in Business Economics from the University of California at Santa Barbara in 1989. Mr. Barbarosh has received certificates from Harvard Business School for completing executive education courses on Private Equity and Venture Capital (2007) and Strategic Financial Analysis for Business Evaluation (2010).
Director Qualifications:

•	Public company experience—current director and chair of the nominating and governance committee of a public company; and

•	Other experience as a practicing attorney specializing in the area of financial and operational restructuring and related mergers and acquisitions, including in the real estate industry.
Robert A. Ettl. Mr. Ettl, 52, has served on our Board of Directors since November 2010. He currently serves as Chief Operating Officer of Harvard Management Company (HMC). Mr. Ettl joined HMC in October 2008. HMC manages the endowment for Harvard University. Previously, he was a Managing Director with Allianz Global Investors from 2001 to 2008, where he was most recently Chief Executive Officer for the Alpha Vision hedge fund subsidiary from 2003 to 2007 and served as an internal management consultant from 2007 to 2008. He was also the firm’s Global Chief Technology and Operations Officer from 2001 to 2003. Prior to its acquisition by Allianz, Mr. Ettl held various roles at Pacific Investment Management Co. (“PIMCO”) from 1995 to 2000. He joined PIMCO in 1995 as Chief Operations Officer, later focusing on PIMCO’s international expansion as Chief Operating Officer of PIMCO’s Global unit in 1998 and became Executive Vice President and Chief Information Officer in 1999. Mr. Ettl has previously held management positions in Salomon Brothers’ government arbitrage trading analytics, technology and operations divisions. He also was associated with Arthur Andersen & Co. (now Accenture) as a senior consultant. Mr. Ettl served as a director of Advent Software, Inc., a provider of software and services for the investment management industry, from November 2007 until November 2009. Mr. Ettl holds a B.A. degree in Economics, a M.B.A. in Finance, and a Master of Public Health in Health Administration from Columbia University.
Director Qualifications:

•
Leadership experience—expertise managing operations of financial services companies in a variety of officer positions including chief executive officer, chief operating officer, and chief technology officer;

•
Finance experience—chief operating officer of Harvard Management Company responsible for managing Harvard University’s endowment and related assets and previously chief executive officer of a hedge fund;

•	Industry experience—management consulting in the healthcare field; and

•	Public company experience—former director and a member of the audit committee of a public company.
Michael J. Foster. Mr. Foster, 58, has served on our Board of Directors since November 2010. He served as a member of Old Sun’s board of directors from 2005 until the Separation and continues to serve as a member of Sun’s board of directors. Mr. Foster is a managing director of RFE Management Corp. of New Canaan, Connecticut, where he has been employed since 1989. RFE Management Corp. is the investment manager for RFE Investment Partners V, L.P., RFE Investment Partners VI, L.P., RFE Investment Partners VII L.P. and RFE Investment Partners VIII, L.P. (collectively referred to as “RFE”) and other private equity investment funds. Mr. Foster was a director of several publicly held healthcare companies five or more years ago, including Res-Care., Inc., a provider of residential, therapeutic and educational support to people with developmental or other disabilities, from 2001 to 2005. Mr. Foster is also, and has been previously, a director of several privately held portfolio companies of RFE, including Peak Medical Corporation, an operator of long-term care inpatient centers, from 1998 to 2005.
Director Qualifications:

•	Industry experience—former director of a long-term care company;

•	Public company experience—current and former director of several public companies; and

•	Other experience as director of multiple privately held companies.
Richard K. Matros. Mr. Matros, 58, has served as Sabra’s President and Chief Executive Officer and as a director since May 2010, and he has served as Chairman of the Board since November 2010. He was Chairman of the Board and Chief Executive Officer of Old Sun from 2001 until the Separation. Mr. Matros served as Chief Executive Officer and President of Bright Now! Dental from 1998 to 2000. From 1998 until the sale of its operations in 2006, Mr. Matros was also a member of, and a member of the management committee of, CareMeridian, LLC (“CareMeridian”), a healthcare company that specialized in offering subacute and skilled nursing for patients suffering from traumatic brain injury, spinal cord injury and other catastrophic injuries. Previously, from 1994 to 1997, he served Regency Health Services, Inc., a publicly held long-term care operator, holding positions as Chief Executive Officer, President, director and Chief Operating Officer. Prior to that time, from 1988 to 1994, he served Care Enterprises, Inc., holding positions as Chief Executive Officer, President, Chief Operating Officer, director and Executive Vice President—Operations. Mr. Matros currently serves on the advisory board for RFE Investment Partners and is the Executive Producer of Sabra Films, LLC.

Director Qualifications:

•	Industry experience—executive of long-term care companies for over 20 years and experience in long-term care companies for 35 years;

•	Public company experience—former and current chief executive officer of publicly held companies; and

•	Leadership experience—former and current chief executive officer.
Milton J. Walters. Mr. Walters, 69, has served on our Board of Directors since November 2010. He served as a member of Old Sun’s board of directors from 2001 until the Separation and continues to serve as a member of Sun’s board of directors and as the chairman of Sun’s audit committee and a member of its compensation committee. Mr. Walters has served with investment banking companies for over 40 years, including: President of Tri-River Capital since 1999; Managing Director of Prudential Securities from 1997 to 1999; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988, where he was in charge of the financial institutions group; and the head of the financial institutions group of Warburg Paribas Becker from 1969 to 1984, including as Managing Director from 1978 to 1984. He has served on the board of directors and audit and governance committees of Fredericks of Hollywood Group, Inc., a publicly held company that designs, manufactures and sells women’s clothing, since 2008 and is currently the chairman of its audit committee.
Director Qualifications:

•	Public company experience—current director and audit committee chairman of public companies;

•	Leadership experience—current president and former managing director of investment banking companies; and

•	Finance experience—current audit committee chairman of public companies and extensive experience from 40 years of investment banking positions.
Executive Officers of the Company
The following sets forth biographical information regarding our executive officers, other than Mr. Matros, whose biographical information is set forth above.
Harold W. Andrews, Jr. Mr. Andrews, 47, served as Sabra’s Treasurer and Secretary from May 2010 to November 2010 and has served as Sabra’s Executive Vice President, Chief Financial Officer and Secretary since November 2010. Mr. Andrews is also a member of, and a member of the management committee of, Journey Health Properties, LLC and Journey Lane 5, LLC, two real estate holding entities he organized to own and lease specialized healthcare facilities and a commercial office building. From 1997 to May 2008, Mr. Andrews was also a member, a member of the management committee and Chief Financial Officer of CareMeridian. Previously, from 1996 to 1997, Mr. Andrews served as the Vice President of Finance for Regency Health Services, Inc., a provider of post-acute care services. Prior to that time, he spent 10 years in public accounting at Arthur Andersen LLP, including serving as senior manager for publicly traded healthcare and real estate companies. Mr. Andrews is also a CPA and a member of the AICPA and Financial Executives International. He also serves on the board of directors of Links Players International, a non-profit organization.
Talya Nevo-Hacohen. Ms. Nevo-Hacohen, 52, has served as Sabra’s Executive Vice President, Chief Investment Officer and Treasurer since November 2010. From September 2006 to August 2008 and from February 2009 to November 2010, Ms. Nevo-Hacohen served as an advisor to private real estate developers and operators regarding property acquisitions and dispositions, corporate capitalization, and equity and debt capital raising. From August 2008 to February 2009, Ms. Nevo-Hacohen was a Managing Director with Cerberus Real Estate Capital Management, LLC, an affiliate of Cerberus Capital Management, L.P., a private investment firm. From 2003 to 2006, Ms. Nevo-Hacohen served as Senior Vice President—Capital Markets and Treasurer for HCP, Inc., a healthcare REIT. Previously, from 1993 to 2003, Ms. Nevo-Hacohen worked for Goldman, Sachs & Co. where she was a Vice President in the investment banking and finance, operations and administration divisions. Prior to her affiliation with Goldman Sachs, she practiced architecture and was associated with several architectural firms in New York.

There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chairman of the Board and the Lead Independent Director, composition of the Board’s standing committees, stockholder communications with the Board, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is posted in the About Sabra—Governance Documents section of our website at www.sabrahealth.com.
Director Independence
Our Corporate Governance Guidelines require that a substantial majority of our Board of Directors qualify as “independent directors” under applicable rules of the NASDAQ Stock Market LLC (the “NASDAQ rules”). In considering the independence of each director, the Board of Directors reviews information provided by each director and considers whether any director has a relationship that would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director. Our Board of Directors has affirmatively determined that none of Messrs. Barbarosh, Ettl, Foster or Walters has a relationship that, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his responsibilities as a director and that each such director is an independent director under the NASDAQ rules. Mr. Matros does not qualify as an independent director because he is employed as our President and Chief Executive Officer.

In making its affirmative determination that each of our non-employee directors is an independent director, the Board of Directors considered the fact that Messrs. Foster and Walters also serve on the board of directors of Sun. In serving on the board of directors of both Sun and Sabra, Messrs. Walters and Foster have an actual conflict of interest with respect to matters at Sabra involving Sun. In order to mitigate this conflict of interest, Sabra’s Corporate Governance Guidelines prohibit Messrs. Walters and Foster from participating in board discussions at Sabra to the extent the discussions relate to negotiations, disputes or other material matters involving Sun. The Board of Directors may, in the future, also form committees of independent directors to discuss and act upon matters involving Sun. Aside from these matters, we do not expect to exclude Messrs. Walters and Foster from any other Board business or company information.
Committees of the Board of Directors
The standing committees of our Board of Directors include: Audit, Compensation, and Nominating and Governance. The members of these standing committees are appointed by and serve at the discretion of the Board of Directors. Current copies of the charters for each of these committees are posted in the About Sabra—Governance Documents section of our website at www.sabrahealth.com.
Our Chief Executive Officer and Secretary expect to regularly attend meetings of our Board committees when they are not in executive session, and to report on matters that are not addressed by other officers. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.
Audit Committee
The Audit Committee consists of Mr. Barbarosh (Chair), Mr. Foster and Mr. Walters. The Board of Directors has determined that each member of the Audit Committee is an “independent director” under the NASDAQ rules. In addition, each member of the Audit Committee is also “independent” under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and satisfies the additional financial literacy requirements of the NASDAQ rules. The Board has designated one member of the Audit Committee, Mr. Foster, as an “audit committee financial expert” as defined by SEC rules. Mr. Foster’s biography is set forth above.
The Audit Committee is responsible for overseeing Sabra’s accounting and financial reporting processes and the audit of Sabra’s financial statements, including the integrity of Sabra’s financial statements, the qualifications and independence of Sabra’s independent registered public accounting firm and the performance of Sabra’s independent registered public accounting firm and internal auditors. Among other things, the Audit Committee is responsible for the appointment, compensation and retention of Sabra’s independent registered public accounting firm; pre-approval of all audit and non-audit services to be performed by the independent registered public accounting firm; review of Sabra’s internal controls and disclosure controls and procedures; oversight of Sabra’s internal audit function; oversight of Sabra’s legal and regulatory compliance and risk assessment and risk management policies; and review and approval of any related party transactions. The Audit Committee is also responsible for preparing the Audit Committee Report included in this Proxy Statement. In performing its responsibilities, the Audit Committee meets regularly with management, Sabra’s independent registered public accounting firm and Sabra’s internal auditors.
Compensation Committee
The Compensation Committee consists of Mr. Ettl (Chair), Mr. Barbarosh and Mr. Walters. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under NASDAQ rules.
The Compensation Committee oversees and determines the compensation of Sabra’s Chief Executive Officer and other executive officers, including salaries, bonuses and awards of equity-based compensation, approves all employment and severance agreements for executive officers, makes recommendations to the Board with respect to the adoption or amendment of incentive compensation plans and stock-based benefit plans, administers Sabra’s stock-based benefit plans and makes recommendations to the Board of Directors concerning the compensation of directors. The Compensation Committee is also responsible for reviewing the Compensation Discussion and Analysis included in this Proxy Statement and for preparing the Compensation Committee Report included in this Proxy Statement.
The Compensation Committee is solely responsible for making the final decisions on compensation for Sabra’s executive officers. However, the Compensation Committee takes into account recommendations of Sabra’s Chief Executive Officer in determining the compensation (including stock awards) of executive officers other than the Chief Executive Officer. Otherwise, Sabra’s officers do not have any role in determining the form or amount of compensation paid to the executive officers of Sabra. In addition, the Compensation Committee retains the power to appoint and delegate matters to a subcommittee comprised of at least one member of the Compensation Committee, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee does not currently intend to delegate any of its responsibilities to a subcommittee.
Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants to assist in the evaluation of compensation to Sabra’s executive officers. As further described under “Executive Compensation—Compensation Discussion and Analysis” below, in connection with Sabra becoming a separate publicly traded company, the Compensation Committee retained Frederic W. Cook & Company, Inc. (“FWC”), an independent compensation consultant, to prepare a recommended executive compensation program for Sabra to implement. Because the Separation and REIT Conversion Merger occurred late in 2010, many of the decisions with respect to the executive officers’ 2011 compensation amounts were made by the Compensation Committee in late 2010 based upon the recommendations provided by FWC in connection with the Separation and REIT Conversion Merger. FWC also advised on other aspects of executive compensation as requested by the Compensation Committee during 2011. FWC reports only to the Compensation Committee and does not perform services for us, except for executive compensation-related services on behalf of, and as instructed by, the Compensation Committee. All compensation decisions were made solely by our Compensation Committee or Board of Directors.
Nominating and Governance Committee
The Nominating and Governance Committee consists of Mr. Ettl (Chair), Mr. Foster and Mr. Walters. The Board of Directors has determined that each member of the Nominating and Governance Committee is an “independent director” under NASDAQ rules.
As further described below under “—Director Nomination Process,” the Nominating and Governance Committee assists our Board of Directors in identifying individuals qualified to become Board members and selecting the director nominees for each annual meeting of stockholders. The Nominating and Governance Committee also makes recommendations to the Board of Directors concerning the structure and operations of the Board and its committees and is responsible for overseeing the Corporate Governance Guidelines, for developing and recommending to the Board of Directors any changes to the Corporate Governance Guidelines, for overseeing new director orientation and director continuing education and for receiving reports annually from the Chief Executive Officer concerning senior management development and succession plans.
Meetings and Attendance
During 2011, there were eight meetings of the Board of Directors, six meetings of the Audit Committee, three meetings of the Compensation Committee and one meeting of the Nominating and Governance Committee . Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which he served during 2011. In addition, the independent directors meet regularly in executive session without the presence of management. Mr. Foster, who has been designated by our Board of Directors as Lead Independent Director, chairs these executive sessions of the independent directors.
Our Board of Directors encourages each director to attend the annual meeting of stockholders. All of our directors attended the 2011 annual meeting of stockholders in person or by telephone.
Board Leadership Structure
Our Corporate Governance Guidelines provides that the Board is free to make its choice for Chairman and Chief Executive Officer in any way that the Board of Directors considers best for Sabra at a given point in time. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Board believes that the most effective leadership structure for Sabra at this time is for Mr. Matros to serve as both our Chairman and Chief Executive Officer, in concert with an independent director serving as our Lead Independent Director.
Our Board of Directors believes that Mr. Matros, our Chief Executive Officer, is best suited to serve as our Chairman because he is the director most familiar with Sabra’s business and industry and most capable of identifying strategic priorities. In the Board’s view, combining the roles of Chairman and Chief Executive Officer facilitates the flow of information between management and the Board, and helps assure that the strategies adopted by the Board will be best positioned for execution by management.
To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the Board of Directors designates an independent, non-employee director to serve as our Lead Independent Director. As noted above, our Board of Directors has currently designated Mr. Foster to serve as our Lead Independent Director. The Lead Independent Director helps to facilitate free and open discussion and communication among the independent directors of the Board. The duties of the Lead Independent Director include chairing all meetings of the independent directors when they meet in executive session and chairing all meetings of the full Board in the absence of the Chairman; representing the Board in meetings with third parties, as appropriate; and working with the Chairman to finalize information provided to the Board, meeting agendas and meeting schedules. The Lead Independent Director also sets the agenda for the meetings held in executive session, and discusses issues that arise from these meetings with the Chief Executive Officer. The non-employee members of the Board meet in executive session during each regularly scheduled Board meeting and during special meetings of the Board as appropriate.
Risk Oversight
One of the principal functions of our Board of Directors is to provide oversight concerning the assessment and management of risk related to our business. The Board of Directors is involved in risk oversight through approval authority with respect to fundamental financial and business strategies and major corporate activities, including material acquisitions and financings, as well as through its oversight of management and the committees of the Board of Directors. Management is responsible for identifying the material risks facing Sabra, implementing appropriate risk management strategies and ensuring that information with respect to material risks is shared with the Board of Directors or the appropriate Board committee. In connection with this responsibility, members of management provide regular reports to the Board of Directors regarding business operations and strategic planning, financial planning and budgeting and regulatory matters, including any material risk to Sabra relating to such matters.
The Board of Directors has delegated oversight for specific areas of risk exposure to committees of the Board of Directors as follows:

•
The Audit Committee is responsible for periodically discussing Sabra’s overall risk assessment and risk management policies with management, our internal auditors and our independent registered public accounting firm as well as Sabra’s plans to monitor, control and minimize any risk exposure. The Audit Committee is also responsible for primary risk oversight related to our financial reporting, accounting and internal controls and oversees risks related to our compliance with legal and regulatory requirements.

•	The Compensation Committee oversees, among other things, the assessment and management of risks related to Sabra’s compensation plans, policies and overall philosophy and equity-based incentive plans.

•	The Nominating and Governance Committee oversees the assessment and management of risks related to our governance structure, including our Board leadership structure and management succession.
At each regular meeting of our Board of Directors, the chairperson of each committee reports to the full Board regarding the matters reported and discussed at any committee meetings, including any matters relating to risk assessment or risk management. Our Chief Executive Officer, Chief Financial Officer and outside legal counsel regularly attend meetings of these committees when they are not in executive session, and often report on matters that may not be otherwise addressed at these meetings. In addition, our directors are encouraged to communicate directly with members of management regarding matters of interest, including matters related to risk, at times when meetings are not being held.
Our Board of Directors believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on Sabra’s leadership structure described under “—Board Leadership Structure” above.
Compensation Risk Assessment
Consistent with the Compensation Committee’s responsibilities described above, the Compensation Committee takes risk into consideration when reviewing and approving executive compensation, including when it approved our executive compensation program. The Compensation Committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking. In making its determination, the Compensation Committee noted that each Named Executive Officer’s direct compensation under our executive compensation program consists primarily of a fixed base salary, an annual incentive bonus opportunity and long-term equity incentive awards. Annual incentive bonuses are balanced with long-term equity incentives, use different performance criteria, and are payable in shares of our common stock at the election of each Named Executive Officer. Long term incentive awards granted under our long-term equity award program are generally subject to a multi-year vesting schedule and performance conditions that are not solely dependent on stock price.
Director Nomination Process
Identifying and Evaluating Director Nominee Candidates
In identifying, evaluating and selecting potential director nominees for election at each annual meeting of stockholders and nominees for directors to be appointed by the Board of Directors to fill vacancies and newly created directorships, the Nominating and Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board, any stockholder of Sabra, senior management or an outside search firm engaged by the Nominating and Governance Committee if determined appropriate. All potential director nominees, other than potential incumbent director nominees, will be initially reviewed by the Chairman of the Nominating and Governance Committee or, in the Chairman’s absence, any other member of the committee delegated to initially review director candidates. If it is determined appropriate to proceed, a prospective director candidate may be interviewed by one or more of the other members of the Nominating and Governance Committee, other members of the Board of Directors and by the Chief Executive Officer. The Nominating and Governance Committee will provide informal progress updates to the Board of Directors and will meet to consider and recommend any final director candidates to the full Board of Directors. The Board of Directors is responsible for determining the final director candidates to be nominated for election at each annual meeting of stockholders and for appointing directors to fill vacancies on the Board.
The Nominating and Governance Committee considers all potential director nominees without regard to race, color, religion, gender, ancestry, national origin or disability. In considering whether to nominate a potential director candidate for election to the Board of Directors, the Nominating and Governance Committee considers whether the director candidate would meet the definition of independence required by NASDAQ rules and applicable rules and regulations of the SEC. As set forth in Sabra’s Corporate Governance Guidelines, the Nominating and Governance Committee also seeks to elect directors who: (i)

are of high character and integrity; (ii) are accomplished in their respective fields; (iii) have relevant expertise and experience, and are able to offer advice and guidance to management based on that expertise and experience; (iv) have sufficient time available to devote to Sabra’s affairs; (v) will represent the long-term interests of Sabra’s stockholders as a whole; and (vi) are not age 80 or older at the time of election. In addition, while the Board does not have a formal policy for the consideration of diversity in identifying nominees for director, as provided in Sabra’s Corporate Governance Guidelines, the Nominating and Governance Committee seeks to elect directors that will collectively represent a diversity of backgrounds and experiences. On an annual basis, as part of the performance evaluation of the Board of Directors, the Nominating and Governance Committee seeks feedback from members of the Board of Directors concerning whether the overall mix and diversity of Board members is appropriate for our company.
Stockholder Recommendations
As described above, the Nominating and Governance Committee will consider director candidates recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. To be properly communicated, stockholders desiring to recommend candidates for nomination or election to the Board of Directors should submit their recommendations in writing to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, together with the following information: (i) all information about the stockholder and the candidate that would be required pursuant to Article II, Section 11 of our Bylaws if the stockholder was nominating the candidate for election to the Board of Directors, (ii) a statement of the proposed director candidate’s qualifications, taking into account the principles used by the Nominating and Governance Committee in evaluating possible candidates as described above, (iii) a statement detailing any relationship between the proposed director candidate and any tenant or competitor of Sabra, and (iv) detailed information about any relationship or understanding between the recommending stockholder and the director candidate. The Nominating and Governance Committee may request additional information concerning the director candidate as it deems reasonably necessary to determine the eligibility and qualification of the director candidate to serve as a member of our Board of Directors. Stockholders who are recommending candidates for consideration by the Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting.
Please note that stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Article II, Section 11 of our Bylaws.
Policy on Hedging and Pledging of Sabra Shares
Sabra recognizes that hedging against losses in Sabra securities may disturb the alignment between stockholders and executives that Sabra’s Stock Ownership Policy (as described in the “Compensation Discussion and Analysis” below) and equity awards are intended to build.  Accordingly, our Board has incorporated prohibitions on various hedging activities within Sabra’s Insider Trading Policy, which applies to all directors, executive officers and employees.  The policy prohibits short sales of Sabra common stock and trading in “puts” and “calls” or other derivative securities that relate to Sabra common stock.  The policy also prohibits hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Sabra securities.

In addition, because a margin call or foreclosure sale may occur at a time when a director, executive officer or employee is aware of material non-public information concerning Sabra, directors, executive officers and employees are prohibited from holding Sabra securities in a margin account or pledging Sabra securities as collateral for a loan. Accordingly, none of our directors or executive officers have pledged any shares of Sabra common stock.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Our Code of Conduct and Ethics can be found in the About Sabra—Governance Documents section of our website at www.sabrahealth.com. Waivers from, and amendments to, our Code of Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, will be timely posted in the About Sabra—Governance Documents section of our website at www.sabrahealth.com as required by applicable law.

Stockholder Communications with the Board
Stockholders may send written communications to the Board of Directors or to specified individuals on the Board, c/o Sabra’s Secretary at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612. All mail received will be opened and communications from verified stockholders that relate to matters that are within the scope of the responsibilities of the Board of Directors, other than solicitations, junk mail and frivolous or inappropriate communications, will be forwarded to the Chairman of the Board of Directors or any specified individual director, as applicable. If the correspondence is addressed to the Board of Directors, the Chairman will distribute it to the other Board members if he determines it is appropriate for the full Board to review.

DIRECTOR COMPENSATION
Director Compensation—Fiscal 2011
The following table provides information on the compensation of the members of our Board of Directors who are not also our employees (“Non-Employee Directors”) for the fiscal year ended December 31, 2011. The compensation paid to Mr. Matros, who is also one of our employees, is presented in the Summary Compensation Table and the related tables included below under “Executive Compensation.” Mr. Matros is not entitled to receive additional compensation for his service as a director.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2)(3) (c)	Total ($) (d)
Craig A. Barbarosh	66,500(4)	39,986	106,486
Robert A. Ettl	61,500(4)	39,986	101,486
Michael J. Foster	72,500	39,986	112,486
Milton J. Walters	54,000	39,986	93,986

_____________

(1)
Amounts reported represent the aggregate grant date fair value of the annual equity awards granted to the Non-Employee Directors in 2011. The aggregate grant date fair value of these awards was computed in accordance with FASB ASC Topic 718, and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 10 to the Consolidated Financial Statements included in Sabra’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Each Non-Employee Director received an annual equity award of 2,403 stock units on June 16, 2011. The grant date fair value of each director’s annual equity award was $39,986.

(3)	As of December 31, 2011, each Non-Employee Director held 2,456 unvested stock units.

(4)
Messrs. Barbarosh and Ettl each elected to receive all of their annual retainers and additional retainers in the form of stock units instead of cash. Accordingly, each of Mr. Barbarosh and Mr. Ettl received 3,989 fully vested stock units for his service during 2011. However, the retainers that each Director elected to receive in units are reported as though they had been paid in cash and not converted to units.

Directors’ Compensation Policy
Under our Directors’ Compensation Policy approved on December 17, 2010, each Non-Employee Director is entitled to receive the following as cash compensation: (1) an annual retainer of $40,000, payable in four equal quarterly installments, and (2) $1,000 for each committee (but not Board of Directors) meeting attended, with the meeting fee reduced to $500 for telephonic meetings lasting less than thirty minutes or for in-person meetings which the director attends other than in person. Any Non-Employee Director serving as Chair of the Board or as the Lead Independent Director and each Chairperson of a committee of the Board of Directors is entitled to receive an additional annual retainer, payable in four equal quarterly installments, as follows: $20,000 for Chair or Lead Independent Director, $12,500 for Audit, $7,500 for Compensation, and $5,000 for Nominating and Governance. The annual retainer and any additional retainers are each pro-rated for partial years of service. Effective as of the Annual Meeting, the Directors’ Compensation Policy will be modified to (i) increase the annual retainer payable to Non-Employee Directors to $50,000 and (ii) increase the additional annual retainer payable to the Chairperson of the Nominating and Governance Committee to $7,500.
Notwithstanding the foregoing terms of the Directors’ Compensation Policy, in 2011, we also paid $1,000 to each Non-Employee Director for each meeting of the Board of Directors attended, with the meeting fee reduced to $500 for each telephonic meeting of the Board of Directors lasting less than thirty minutes.
The directors have the right to elect to receive their annual retainers and any additional annual retainers in the form of stock units in lieu of cash, which units would be issued as of the last day of the quarter in which the retainers relate and the units would be valued as of the award date. In addition, each of the Non-Employee Directors is entitled to receive (a) an initial award of restricted stock units in connection with the director’s appointment to the Board of Directors valued at $40,000 on the date of the award and (b) an annual award of restricted stock units valued at $40,000 on the date of the award. Each director’s initial award vests monthly over two years, is not distributable as shares of our common stock until the earlier of the fifth anniversary of the grant date, a change in control or the director’s separation from service from the Board of Directors, and any unvested restricted stock units shall accelerate and vest in full on the occurrence of a change in control or the Non-Employee Director’s death or disability. Each director’s annual award of restricted stock units generally has the same terms as the initial award described above, but will vest over a period of one year (and will in all events become vested in connection with the annual meeting of stockholders occurring in the year following the date of grant). All stock units are entitled to receive dividend equivalent payments, which are either paid in cash on a current basis or reinvested into additional stock units. Each director’s annual award of restricted stock units is pro-rated for partial years of service. Effective as of the Annual Meeting, the Directors’ Compensation Policy will be modified to reduce the value of the initial award of restricted stock units (but not the annual award) to $20,000 for any new Non-Employee Directors appointed to the Board of Directors after the Annual Meeting in recognition of the fact that we have been a separate publicly traded company for over one year and the ramp-up period has ended.
Each of our Non-Employee Directors is reimbursed for out-of-pocket expenses for attendance at Board of Directors and committee meetings.
Stock Ownership Policy Applicable to Non-Employee Directors
Our Board of Directors has adopted a Stock Ownership Policy that requires each non-employee director to own shares of our common stock equal in value to three times the annual Board cash retainer. Shares of our common stock subject to stock unit awards that have vested but the payment of which has been deferred count toward satisfaction of the required ownership level, but shares subject to stock options or unvested stock unit awards are not considered owned by the non-employee director for purposes of this policy. Non-employee directors must be in compliance with the ownership levels required by the policy by December 31, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Introduction
Sabra became a separate publicly traded company on November 15, 2010 when our former parent company, Old Sun, restructured its business by separating its operating assets and its real estate assets into Sun and Sabra. The Separation occurred by means of a spin-off of Old Sun’s operating assets to Sun, with Sun continuing the business and operations of Old Sun and its subsidiaries. Immediately following the Separation, Old Sun and Sabra effected the REIT Conversion Merger, with Sabra surviving the merger. The Separation and REIT Conversion Merger were completed on November 15, 2010.
Following the Separation and REIT Conversion Merger, Old Sun’s Chairman and Chief Executive Officer, Richard K. Matros, became our Chairman, President and Chief Executive Officer. In addition, two finance professionals with significant experience in the real estate industry became our other two executive officers. Harold W. Andrews, Jr., a finance professional with more than 10 years of experience in both the provision of healthcare services and healthcare real estate, became our Executive Vice President, Chief Financial Officer and Secretary. Talya Nevo-Hacohen, a real estate finance executive with more than 20 years of experience in real estate finance, acquisition and development, became our Executive Vice President, Chief Investment Officer and Treasurer. Messrs. Matros and Andrews and Ms. Nevo-Hacohen are referred to as the Named Executive Officers in this Proxy Statement.
2011 was our first full fiscal year following the Separation and REIT Conversion Merger as a publicly traded REIT. During 2011, we continued the same executive compensation program that we implemented in late 2010 following the Separation from Old Sun, and we did not make any fundamental changes to the program that received the support of approximately 98.5% of the votes cast on our 2011 say-on-pay proposal.
We believe that the Named Executive Officers successfully implemented our business plan during 2011, as demonstrated by Sabra’s substantial achievements highlighted below:

•	We completed $211.6 million of acquisitions in 2011, well in excess of the published analyst expectations for the company as of the beginning of 2011.

•
As a result of our acquisitions in 2011, we have made substantial progress in diversifying the concentration of revenue among our tenants, with Sun comprising 76.1% of our revenues at the end of 2011 compared to 100% of our revenues at the end of 2010.

•	We completed a successful equity offering in August 2011, yielding net proceeds before expenses of $163.9 million.

•	We received a ratings upgrade from S&P, which occurred after the CMS Final Rule (described below) was published.

•
We achieved funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) for the full year of $39.4 million and $47.2 million, respectively, allowing us to set our quarterly dividend at $0.32 per share in 2011 and increase that dividend to $0.33 per share in the first quarter of 2012.

Please see pages 32 and 33 of Sabra’s Annual Report on Form 10-K for information about FFO and AFFO, including a reconciliation of these measures to net income, the most directly comparable financial measure reported under GAAP.
As of December 31, 2011, our investment portfolio consisted of 97 real estate properties, an increase from the 86 properties we owned at the time of the Separation and REIT Conversion Merger.  The 86 properties we have owned since the Separation are leased to subsidiaries of Sun pursuant to long-term, triple-net leases that are guaranteed by Sun.  While we made substantial efforts during 2011 to diversify our tenant concentration, Sun remains our single largest tenant, comprising 76.1% of our revenues as of December 31, 2011.  As a result, Sun’s business, financial condition and ability to satisfy its obligations under its lease agreements with us continues to be important to our business and financial condition.

Because of Sun’s status as our largest tenant (and sole tenant at the beginning of 2011) and the potential impact of Sun’s financial condition on our ability to realize rental revenues from our properties, we believe that adverse events affecting Sun and the trading price of its common stock also adversely impact us.  For example, in late July 2011, the Centers for Medicare and Medicaid Services announced its final rule for skilled nursing facilities for the 2012 federal fiscal year that commenced on October 1, 2011 (the “CMS Final Rule”), which resulted in a reduction in Medicare Part A payment rates by approximately 12.6%.  Sun has stated that it believes enactment of the CMS Final Rule adversely affected the trading price of its common stock, which closed at $3.35 on August 1, 2011, the first trading day following announcement of the CMS Final Rule, down $3.65 (52.1%) from its closing price on the immediately prior trading day. Like Sun, the trading price of our common stock also declined significantly on August 1, 2011. Our common stock closed at $11.06 on August 1, 2011, down $3.35 (23.2%) from its closing price on the immediately prior trading day, and traded as low as $9.79 during the day of August 1, 2011. The trading price of our common stock partially recovered during the fourth quarter, closing at $12.09 at the end of 2011, and has continued to recover during 2012.  On April 26, 2012, our common stock closed at $16.79, representing an increase of approximately 38.9% from its closing price at the end of 2011 and a decline of only 8.8% from its closing price at the end of 2010.

As we continue to grow as a separate publicly traded REIT, we intend to build upon what we believe to be our strong operating and financial performance results achieved during 2011. We expect to continue to grow our portfolio primarily through the acquisition of healthcare facilities, including skilled nursing facilities, senior housing facilities and hospitals.  As we acquire additional properties and expand our portfolio, we expect to further diversify by tenant, asset class and geography within the healthcare sector. As we acquire additional properties and diversify, we expect that the percentage of our total properties that are operated by subsidiaries of Sun will continue to decrease. To provide additional liquidity to fund our acquisitions, on February 13, 2012, we amended our secured revolving credit facility to increase the borrowing capacity under the facility from $100 million to $200 million and to include an accordion feature allowing for an additional increase of up to $150 million, resulting in a maximum borrowing capacity under the amended secured revolving credit facility of up to $350 million. We believe the amended facility provides us with more than enough liquidity to fund our anticipated acquisitions for 2012.

This remainder of this section describes our executive compensation program and the material elements of compensation awarded to, earned by or paid to the Named Executive Officers during 2011.
Compensation Program and Objectives
Our compensation program for executives is intended to:

•	attract and retain quality executive officers;

•	motivate and reward high performance levels;

•	align the interests of our executive officers with the interests of our stockholders;

•	enhance FFO and AFFO; and

•	inspire teamwork and collaboration among the executives.
Our executive compensation program consists of four material elements: base salaries, annual incentive compensation opportunities, long-term incentive awards and severance benefits.  For the following reasons, we believe our executive compensation program is appropriately structured to accomplish the objectives noted above:

•
The terms of each executive’s employment agreement that was entered into in connection with the Separation and REIT Conversion Merger and continues in effect, including the initial base salary and the terms of the severance benefit protections provided for in each agreement, allowed us to attract and assemble a qualified executive team that successfully led Sabra during 2011 and that we expect will continue to successfully lead Sabra.

•
The structure of our initial equity award grants that were made to each Named Executive Officer in 2010 shortly after the Separation and REIT Conversion Merger—with 2/3 of each executive’s award consisting of FFO-based stock units (“FFO Units”) and relative total stockholder return-based stock units (“TSR Units”) where vesting is contingent on both our performance over three full fiscal years and the executive’s continued employment—motivates our executives to achieve high performance levels. The performance-based nature of the vesting schedules of the initial equity awards granted to each Named Executive Officer in 2010 and the fact that the awards are payable in shares of our common stock that may increase or decrease in value during the performance period further aligns the interests of the executives with those of our stockholders.

•
The terms of our annual incentive bonus program established for our 2011 fiscal year incentivized the Named Executive Officers to achieve real property acquisitions for Sabra’s portfolio that both diversified the portfolio and helped contribute to our strong operational and financial performance results. Bonuses earned under the bonus program were paid in shares of our common stock instead of cash.

Role of the Compensation Committee
Pursuant to its charter, the Compensation Committee of our Board of Directors has the authority to determine the amount of compensation given to each of the Named Executive Officers. The Compensation Committee approves our executive compensation philosophy and procedures, and is responsible for administering our equity compensation plans, including approving grants of awards under the plans. The Compensation Committee is also responsible for approving employment agreements for any of the Named Executive Officers. In performing its duties, the Compensation Committee is authorized to consider the recommendations of our Chairman and Chief Executive Officer when determining the compensation of the other Named Executive Officers.
The elements of our executive compensation program were each approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee or, except for recommendations made by Mr. Matros with respect to the compensation of the other Named Executive Officers, had any role in determining the compensation of the Named Executive Officers.
Role of the Compensation Consultant
In connection with Sabra becoming a separate publicly traded company, FWC was retained to prepare a recommended executive compensation program for Sabra to implement. FWC analyzed the salaries, target bonus opportunities, target cash compensation opportunities, equity award opportunities and targeted total direct compensation at similar peer companies (listed below), and provided recommended base salary, target bonus and initial equity award amounts for each of the Named Executive Officers. The Compensation Committee reviewed the report prepared by FWC, and used this report when determining the amount of each Named Executive Officer’s initial base salary, target bonus and equity award grant. Because the Separation and REIT Conversion Merger occurred late in 2010, many of the decisions with respect to the Named Executive Officers’ 2011 compensation amounts were made by the Compensation Committee in late 2010 based upon the recommendations provided by FWC in connection with the Separation and REIT Conversion Merger. For example, each Named Executive Officer’s initial base salary level established in connection with the Separation and REIT Conversion Merger remained in effect for 2011. Similarly, each Named Executive Officer’s target bonus amount for 2011 was determined by the Compensation Committee based upon the recommendations provided by FWC in connection with the Separation and REIT Conversion Merger.
The cornerstone of Sabra’s executive compensation program continues to be the long-term equity award program that was established by the Compensation Committee shortly after we became a separate publicly traded REIT following the Separation and REIT Conversion Merger. FWC provided recommendations regarding the appropriate structure of the Named Executive Officers’ long-term equity award grants, including the vesting provisions, performance metrics and payout ranges. FWC recommended that the initial equity award grants consist of a mixture of time-based stock units (“Time-Based Units”), FFO Units and TSR Units, as this mixture is consistent with equity award programs used by other REITs and results in the vesting of 2/3 of each executive’s equity award grant being performance-contingent in addition to being contingent on continued employment. As described in more detail below, each executive’s initial equity award that was granted during 2010 shortly after the Separation and REIT Conversion Merger was structured as a “front loaded” award representing two years’ worth of incentives in order to give each executive a meaningful unvested equity position in Sabra immediately following the Separation and REIT Conversion Merger. Based upon the recommendations of FWC and in adherence to the terms of the long-term equity award program established following the Separation and REIT Conversion Merger, the Compensation Committee did not grant any long-term equity awards to the Named Executive Officers during 2011 because of the front loaded structure of the initial equity awards granted during 2010. The Compensation Committee intends to continue to adhere to the terms of this long-term equity award program in 2012 and 2013, and expects that the front-loaded nature of the initial equity award grants will result in reduced levels of long-term equity incentive awards to the Named Executive Officers in each of 2012 and 2013.
FWC also advised on other aspects of executive compensation as requested by the Compensation Committee during 2011. FWC reports only to the Compensation Committee, and does not perform services for us, except for executive compensation-related services on behalf of, and as instructed by, the Compensation Committee.
Peer Companies
When determining the amount of each Named Executive Officer’s base salary, target bonus award and equity award grant in late 2010 following the Separation and REIT Conversion Merger, the Compensation Committee, with the assistance of FWC, considered the compensation paid by the following peer companies:

Acadia Realty Trust Associated Estates Realty Corp CapLease Cedar Shopping Centers Cogdell Spencer Cousins Properties Education Realty Trust First Potomac Realty Healthcare Realty Trust	Hersha Hospitality Trust Inland Real Estate Corp Investors Real Estate Trust LTC Properties Medical Properties Trust National Health Investors Omega Healthcare Parkway Properties Sun Communities

The peer companies are all publicly traded REITs or companies with significant real estate operations, and several of the peer companies are also publicly-traded health care REITs. The Compensation Committee believes that the peer companies are an appropriate reference point for compensation decisions with respect to the Named Executive Officers based on each peer company’s similarity to Sabra taking into account their respective businesses, revenues, funds from operations, number of employees, market capitalization, enterprise value, and the talent pool for which they compete.
In late 2011, the Compensation Committee, with the assistance of FWC, conducted a review of each Named Executive Officer’s compensation in order to help determine the structure and amounts of each executive’s compensation for our 2012 fiscal year. As part of this review, the Compensation Committee, with the assistance of FWC, analyzed the base salaries, annual incentives, long-term incentives and total direct compensation paid by Sabra and the peer companies listed above. The Compensation Committee continues to believe this same group of peer companies is an appropriate reference point for compensation decisions with respect to the Named Executive Officers.
The Role of Stockholder Say-on-Pay Votes
Sabra provides its stockholders with the opportunity to cast an annual non-binding, advisory vote on the compensation of our Named Executive Officers, which we refer to as a say-on-pay proposal. At our 2011 Annual Meeting of Stockholders, approximately 98.5% of the votes cast supported our say-on-pay proposal. The Compensation Committee believes this high degree of stockholder support for our 2011 say-on-pay proposal affirms stockholders’ support of the executive compensation program the Compensation Committee implemented in late 2010 following our becoming a separate publicly traded REIT. As discussed in more detail elsewhere in this section, the compensation program implemented in late 2010 that was voted on by stockholders in our 2011 say-on-pay proposal continued to apply in 2011, as the Compensation Committee did not make any fundamental changes to the program in 2011. The Compensation Committee will continue to consider the outcome of stockholders’ votes on our say-on-pay proposals when making future compensation decisions for the Named Executive Officers.
Material Elements of Compensation
Base Salaries. We pay each Named Executive Officer a base salary to provide each executive with a minimum, fixed level of cash compensation. Following the Separation and REIT Conversion Merger, the initial annual base salary for Mr.

Matros was set at $700,000, while the initial annual base salaries for Mr. Andrews and Ms. Nevo-Hacohen were each set at $325,000. None of the Named Executive Officers received any base salary increase for 2011, as each executive’s initial base salary remained in effect for all of fiscal 2011.
When determining the amount of each executive’s initial base salary, we generally set the amount at approximately the 75th percentile of the base salaries paid by our peer companies to similarly situated executives. Even though our revenues, funds from operations and market capitalization are lower than a majority of our peer companies, we believe targeting the Named Executive Officers’ base salaries at the 75th percentile was appropriate. This level was chosen because, except for Mr. Matros, following the Separation and REIT Conversion Merger, we were required to recruit a new executive team with substantial industry experience and contacts that would be capable of immediately executing our operating plan. This level was also chosen because of the significant effort involved in connection with our formation, capitalization and becoming a separate publicly traded company.
The initial base salary established for Mr. Matros exceeded the 75th percentile of the base salaries paid by our peer companies to their Chief Executive Officers. Unlike the other Named Executive Officers, Mr. Matros was a former employee of Old Sun who joined us in connection with the Separation and REIT Conversion Merger. Prior to joining us, Mr. Matros was paid an annual base salary of $875,000 by Old Sun. Following the Separation and REIT Conversion Merger, we reduced Mr. Matros’s annual base salary to $700,000 in order to establish a base salary that more closely approximated the 75th percentile of base salaries paid by our peer companies. We did not believe that any additional reduction to Mr. Matros’s base salary was appropriate in light of the significant effort and leadership involved following the Separation and REIT Conversion Merger to execute our operating plan.
The base salary that was paid to each Named Executive Officer for our 2011 fiscal year is reported in the “Summary Compensation Table—Fiscal 2010 – Fiscal 2011” below.
2011 Annual Incentive Compensation
2011 Bonus Program. Because 2011 was our first full fiscal year as a publicly traded REIT, we established an annual incentive bonus program for the first time during our 2011 fiscal year. The Named Executive Officers were each entitled to participate in the 2011 bonus program pursuant to the terms of their employment agreements.
Under the terms of the 2011 bonus program, prior to the start of our 2011 fiscal year, each Named Executive Officer was permitted to elect to receive any bonus payment ultimately becoming earned under the program in a number of shares of our common stock instead of cash. All of the Named Executive Officers elected to receive payment in shares of our common stock instead of cash in order to increase their ownership of our common stock. In order to further link the value of any bonus payment earned by the Named Executive Officers to the value of our common stock, the number of shares of stock becoming payable was based on the closing trading price of a share of our common stock at the end of 2010. This feature, which denominated the bonus in shares of our common stock, ensured that the value of any bonus payment ultimately earned by the Named Executive Officers would increase if the trading price of our common stock increased following the end of 2010, and would decrease if the trading price of our common stock decreased following the end of 2010.
The target bonus under the 2011 bonus program for each Named Executive Officer was set at 90% of the executive’s base salary amount. As with base salaries, each Named Executive Officer’s target bonus amount was generally set at approximately the 75th percentile of the target bonus opportunities awarded by our peer companies to similarly situated executives. Each Named Executive Officer was eligible to earn a maximum bonus equal to approximately 133.3% of the executive’s target bonus amount, while the bonus payable for achieving the threshold performance level was set at approximately 88.8% of the executive’s target bonus amount. The following chart shows the amount of each Named Executive Officer’s target and maximum bonus opportunities.

Named Executive Officer	2011 Target Bonus Amount	2011 Maximum Bonus Amount
Richard K. Matros	$630,000	$840,000
Harold W. Andrews, Jr.	$292,500	$390,000
Talya Nevo-Hacohen	$292,500	$390,000

Bonuses under the 2011 bonus program became earned based on the level of completed real property acquisitions for Sabra’s portfolio achieved in 2011 (“Acquisitions”). The Compensation Committee selected Acquisitions as the performance criteria for 2011 in conjunction with the separate earnings per share performance requirement described below in order to incentivize the Named Executive Officers to achieve real property acquisitions for Sabra’s portfolio during 2011 that the Compensation Committee believed would both diversify Sabra’s portfolio and lead to growth in our operational and financial performance results. The target level of Acquisitions was set at $100,000,000. Achievement of $120,000,000 or greater of Acquisitions was required in order for each Named Executive Officer to earn his or her maximum bonus opportunity. The Compensation Committee determined that it was not possible to establish a specific minimum dollar value of Acquisitions target for our first full fiscal year as a publicly traded REIT and, because of the existence of the separate earnings per share performance requirement described below and the fact that the value of each Named Executive Officer’s ultimate bonus payment was tied to the trading price of our common stock, determined that $0 would be the minimum level of 2011 Acquisitions required for the payment of a bonus.
During 2011, Sabra achieved Acquisitions in excess of $120,000,000, which resulted in each Named Executive Officer earning his or her maximum bonus opportunity under the 2011 bonus program. As described above, the maximum bonus earned by Mr. Matros was $840,000, and the maximum bonus earned by Mr. Andrews and Ms. Nevo-Hacohen was $390,000. However, because the amount of each Named Executive Officer’s bonus becoming earned was payable in a number of shares of our common stock based on the closing trading price of a share of our common stock at the end of 2010, the actual value of the bonus paid to each Named Executive Officer was lower than the value of the bonus that was ultimately earned. Mr. Matros received a total of 48,484 shares of our common stock as payment for his 2011 bonus, while Mr. Andrews and Ms. Nevo-Hacohen each received a payment of 22,509 shares of our common stock as a 2011 bonus payment. The number of shares paid to the Named Executive Officers listed above includes shares as a dividend equivalent payment to account for the dividends paid on the shares of our common stock paid as a 2011 bonus payment between the beginning of 2011 and the date the 2011 bonuses were paid. The following chart shows the cash value of each Named Executive Officer’s bonus earned for 2011 and the value of the shares of common stock that they actually received as a bonus payment based on the closing trading prices at the end of 2011 and on the date the bonuses were actually paid.

Named Executive Officer	Cash Value of Bonus Earned for 2011 (133.3% of Target)	Value of Shares Paid at 2011 Year-End Price = $12.09	Value of Shares on 3/6/12 Payment Date Price = $15.35
Richard K. Matros	$840,000	$586,172	$744,229
Harold W. Andrews, Jr.	$390,000	$272,134	$345,513
Talya Nevo-Hacohen	$390,000	$272,134	$345,513

We believe this chart illustrates the link between the value of the bonus payment actually earned by the Named Executive Officers and the value of our common stock. The value of the shares of common stock payable to the Named Executive Officers was lower at the end of 2011 than when the bonus program was implemented, but has increased as a result of the increase in the trading price of our common stock subsequent to the end of 2011.
In addition to the performance criteria based on Acquisitions described above, the payment of each Named Executive Officer’s bonus under the 2011 bonus program was also subject to Sabra’s attainment of a performance condition based on Sabra’s earnings per share for the 2011 calendar year. This earnings per share performance condition was designed to create an additional performance requirement that would help assure the deductibility of the bonus payments pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). No bonuses were payable to the Named Executive Officers unless Sabra achieved a minimum earnings per share for the 2011 calendar year equal to $0.18 per share. Sabra achieved this earnings per share target during the 2011 calendar year.
Discretionary Bonus. Because the Separation and REIT Conversion Merger occurred in November 2010, we did not have any annual incentive bonus program in effect for the portion of our 2010 fiscal year following these transactions. In the first quarter of 2011, each of the Named Executive Officers was awarded a discretionary cash bonus in an amount determined by reference to the base salary earned by the Named Executive Officer while employed by us for the approximately one and one half month period following the Separation and REIT Conversion Merger. Payment of the discretionary bonuses was subject to the Named Executive Officers’ continued employment through the bonus payment date in the first quarter of 2011. The Compensation Committee determined to award the Named Executive Officers discretionary bonuses to reward the executives for their efforts and achievements in connection with our formation and capitalization as a separate publicly traded REIT.

The Named Executive Officers’ bonuses earned under the 2011 bonus program that were paid in shares of our common stock are reported in the stock awards column of the “Summary Compensation Table—Fiscal 2010 – Fiscal 2011” below, and also in the “Grants of Plan-Based Awards—Fiscal 2011” table below. The Named Executive Officers’ discretionary cash bonuses are reported in the bonus column of the “Summary Compensation Table—Fiscal 2010 – Fiscal 2011” below.
Long-Term Incentives
The cornerstone of Sabra’s executive compensation program continues to be the long-term equity award program that was established by the Compensation Committee shortly after we became a separate publicly traded company. In November 2010, following the Separation and REIT Conversion Merger, we granted an initial equity award to each of the Named Executive Officers to provide a performance-based compensation opportunity over a multi-year period.
As with base salaries, when determining the total grant date dollar value of each executive’s initial equity award that was granted in November 2010, we generally set the amount with reference to approximately the 75th percentile of the equity award opportunities granted by our peer companies to similarly situated executives. However, each executive’s award was structured as a “front loaded” award and represents two years’ worth of incentives, so the value of each executive’s initial equity award was set at approximately two times the 75th percentile level (e.g., if the 75th percentile level for an executive was approximately $1,000,000, the total grant date dollar value of his equity award would have been approximately $2,000,000). The Compensation Committee, with the assistance of FWC, determined to structure the awards as front loaded awards to give each executive a meaningful unvested equity position in Sabra immediately following the Separation and REIT Conversion Merger. As a result of the front loaded structure of the initial awards and in adherence to the terms of the long-term equity award program established following the Separation and REIT Conversion Merger, we did not grant any long-term equity incentive awards to the Named Executive Officers during 2011. The Compensation Committee intends to continue to adhere to the terms of the original long-term equity award program in 2012 and 2013, and expects that the front-loaded nature of the initial 2010 equity award grants will result in reduced levels of long-term equity incentive awards to the Named Executive Officers in each of 2012 and 2013.
One third of the total grant date dollar value of each executive’s initial equity award granted in November 2010 was awarded in the form of each of (1) Time-Based Units, (2) FFO Units and (3) TSR Units. As a result, each initial equity award consisted of an approximately equal number of Time-Based Units, FFO Units and TSR Units, the terms of which are described in more detail below. The Compensation Committee intends to retain this approximately equal split between Time-Based Units, FFO Units and TSR Units for equity grants made to the Named Executive Officers in 2012 and 2013 as part of our performance-driven long-term equity award program established upon our becoming a publicly traded REIT.
Time-Based Units are included as part of each executive’s long-term equity award to provide an equity incentive linked to the value realized by our stockholders that becomes earned based on the executive’s continued employment with us. FFO Units are included as part of each executive’s long-term equity award to motivate them to execute our multi-year operating plan and increase our FFO performance. FFO Units granted under our long-term equity award program become eligible to vest based on our funds from operations performance over the applicable performance period relative to a target funds from operations goal established by the Compensation Committee at the time FFO Units are granted. TSR Units are included as part of each executive’s long-term equity award to motivate the executives to increase our stockholders’ total return. TSR Units granted under our long-term equity award program become eligible to vest based on our relative total stockholder return over a three-year performance period measured against a peer group of publicly-traded REITs that will be established at the time TSR Units are granted. The selection of a three year period to measure total stockholder return helps ensure that performance must be achieved and sustained over a period of years in order for the awards to vest. Like Time-Based Units, FFO Units and TSR Units also enhance retention in that an executive generally must remain employed for the performance period in order to benefit from the award (if the applicable performance goals are obtained), and also further link executives’ interests to the value realized by our stockholders since the awards are denominated and paid in shares of our common stock.
Time-Based Units, FFO Units, and TSR Units granted under our long-term equity award program entitle the executive to receive an additional credit of stock units having a value equal to the amount of the ordinary cash dividends paid on the shares of common stock underlying the award (e.g., dividend equivalents are reinvested in additional units). Any additional stock units credited as a dividend equivalent payment will not be paid unless they vest and are subject to the same vesting requirements as the stock unit awards to which they relate (including the applicable performance conditions). Time-Based Units, FFO Units, and TSR Units granted under our long-term equity award program are each subject to the terms of our recoupment, clawback or similar policy as may be in effect from time to time, and to any similar provisions of applicable law.

Severance Benefits
We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. We provide severance protections to each of the Named Executive Officers pursuant to their employment agreements, and believe that these potential benefits helped us to attract and assemble a qualified executive team that is capable of successfully leading Sabra as a separate publicly traded REIT. The level of severance benefits provided to Mr. Matros is generally similar to the level of severance benefits he was entitled to receive from Old Sun prior to the Separation and REIT Conversion Merger. The level of severance benefits for the other Named Executive Officers was determined based on their seniority and with reference to Mr. Matros’s severance benefits.
As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” each of the Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement). We do not believe that the Named Executive Officers should be entitled to receive their cash severance benefits merely because a change in control transaction occurs, and a change in control does not, in and of itself, entitle any Named Executive Officer to receive severance benefits (i.e., these severance benefits are “double-trigger” benefits). The amount of each Named Executive Officer’s severance benefits is likely to increase in connection with a qualifying termination in connection with or following a change in control because, although the multiple for our Chief Executive Officer decreases, the multiple for the other Named Executive Officers increases, and a target bonus component is included in the change in control severance benefit formula for all of the Named Executive Officers. We offer these increased benefits in order to encourage our Named Executive Officers to remain employed with us, and focus on the creation of value for stockholders, during an important time when their prospects for continued employment following a change in control transaction may be uncertain. No Named Executive Officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Code, and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances.
The terms of Time-Based Units, FFO Units, and TSR Units granted under our long-term equity award program and other outstanding equity awards granted by us each provide for accelerated vesting in connection with certain terminations of the Named Executive Officers’ employment with us, including a termination due to death, disability or a termination by us without good cause or by the executive for good reason but only if such termination occurs in connection with or following a change in control. Please see the “Potential Payments Upon Termination or Change in Control” section below for a discussion of the termination of employment-based vesting provisions of these equity awards.
Stock Ownership Policy Applicable to Executive Officers
We believe that in order to align the interests of our executive officers with those of our stockholders, executive officers should have direct ownership in shares of our common stock. Accordingly, our Board of Directors has adopted a Stock Ownership Policy that requires our Chief Executive Officer to own shares of our common stock having a value equal to at least six times his or her annual base salary and each of our other executive officers to own shares of our common stock having a value equal to at least two times the executive’s annual base salary. Shares subject to stock options and unvested stock unit awards are not considered owned by the executive for purposes of the policy. The executives covered by the policy must be in compliance with the ownership levels above by December 31, 2014, although our Chief Executive Officer is currently in compliance with the required ownership levels.
Policy with Respect to Section 162(m)
In making its compensation decisions, the Compensation Committee considers the impact of Section 162(m) of the Code. Under Section 162(m), Sabra is generally precluded from deducting compensation in excess of $1.0 million per year for our Named Executive Officers, unless the payments are made under qualifying performance-based plans. The Compensation Committee believes that the majority of the compensation of each Named Executive Officer should be performance-based, and generally designs our incentive programs to comply with Section 162(m). However, while it is generally the Compensation Committee’s intention to maximize the deductibility of compensation paid to the Named Executive Officers, deductibility is only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. The Compensation Committee maintains the flexibility to approve compensation for the Named Executive Officers based upon an overall determination of what it believes to be in our best interests, even if the compensation paid may not be deductible.

Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors
Robert A. Ettl (Chair)
Craig A. Barbarosh
Milton J. Walters

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Sabra (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent Sabra specifically incorporates such report by reference therein.

Summary Compensation Table—Fiscal 2010 – Fiscal 2011
The following table provides information on the compensation of the Named Executive Officers for fiscal 2011 and for the period from November 15, 2010 through December 31, 2010 following the Separation and REIT Conversion Merger when we were a separate publicly traded company. Because only three individuals served as our executive officers during 2011, we have only three Named Executive Officers for 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	All Other Compen-sation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Richard K. Matros Chairman, President & Chief Executive Officer	2011 2010	700,000 80,769	105,135 400,000	744,229 3,867,619	— —	— —	— —	1,549,364 4,348,388
Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer & Secretary	2011 2010	325,000 37,500	33,750 —	345,513 1,184,821	— —	— —	7,350 —	711,613 1,222,321
Talya Nevo-Hacohen Executive Vice President, Chief Investment Officer & Treasurer	2011 2010	325,000 37,500	33,750 —	345,513 1,184,821	— —	— —	6,509 —	710,772 1,222,321

_____________

(1)
The amounts reported for 2011 represent a discretionary bonus paid to the Named Executive Officers in 2011 to reward the executives for their efforts and achievements in connection with our formation and capitalization as a separate publicly traded REIT. The bonus was paid in the first quarter of 2011 subject to the Named Executive Officers’ continued employment through the payment date, and was paid instead of any annual incentive bonus for the portion of our 2010 fiscal year following the Separation and REIT Conversion Merger.

(2)
In adherence to the terms of the long-term equity award program established following the Separation and REIT Conversion Merger, we did not grant any long-term equity incentive awards to the Named Executive Officers during 2011 because of the front loaded structure of the initial equity awards granted to the Named Executive Officers in 2010.

The amounts reported for 2011 represent the value of the Named Executive Officers’ bonuses earned under our 2011 annual bonus program that were paid in shares of our common stock at the election of the Named Executive Officers. The amounts reported above represent the value of the shares of common stock received by the Named Executive Officers based on the closing price on the date the 2011 annual bonuses were paid.

(3)	Amounts reported for 2011 represent 401(k) plan matching contributions.
Description of Employment Agreements—Salary and Incentive Bonus Payments
Following the Separation and REIT Conversion Merger, we entered into employment agreements with each of the Named Executive Officers, and certain of the terms of these agreements are briefly described below. Each executive’s agreement has an initial three-year term. The initial term is extended for a new three-year term on each anniversary of the effective date, unless either party provides 60 days notice prior to the applicable anniversary of the effective date, in which case the agreement will terminate on the anniversary of the effective date occurring in the second year following the year in which such notice was provided. Each agreement is also subject to earlier termination in connection with an executive’s termination of employment, and has a maximum term of ten years.
Each executive’s employment agreement provides for an initial annual base salary to the executive ($700,000 for Mr.

Matros and $325,000 for each of Mr. Andrews and Ms. Nevo-Hacohen) that is subject to annual merit increases. None of the executives received any base salary increase for 2011. Each executive’s agreement entitles the executive to an annual incentive bonus pursuant to the terms of our executive bonus plan, which for 2011 was our 2011 bonus program described above in “Compensation Discussion and Analysis—2011 Annual Incentive Compensation.” Each executive’s agreement also provides that the executive is entitled to participate in our usual benefit programs for our senior executives, to accrue paid time off in accordance with our policy for senior executives and to be reimbursed for the executive’s business expenses.
Grants of Plan-Based Awards—Fiscal 2011
In adherence to the terms of the long-term equity award program established following the Separation and REIT Conversion Merger, we did not grant any long-term equity incentive awards to the Named Executive Officers during 2011 because of the front loaded structure of the initial equity awards granted to the Named Executive Officers in 2010. The following table sets forth certain information concerning the Named Executive Officers’ incentive bonus opportunity under our 2011 bonus program that was adopted under our 2009 Performance Incentive Plan. Please see the “Compensation Discussion and Analysis—2011 Annual Incentive Compensation” for a narrative discussion of the material terms of our 2011 bonus program.

Name (a)	Grant Date (1) (b)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#) (a)	Grant Date Fair Value of Stock and Option Awards ($)(3) (b)
		Thresh- old ($)(2) (f)	Target ($)(2) (g)	Maximum ($)(2) (h)
Richard K. Matros 2011 Bonus Plan Award	1/1/2011	560,000	630,000	840,000	—	744,229
Harold W. Andrews, Jr. 2011 Bonus Plan Award	1/1/2011	260,000	292,500	390,000	—	345,513
Talya Nevo-Hacohen 2011 Bonus Plan Award	1/1/2011	260,000	292,500	390,000	—	345,513

_____________

(1)	The grant date reported above is the effective date of the executive’s election to receive any bonus payment earned under our 2011 bonus program in shares of our common stock instead of cash.

(2)
Under the terms of the 2011 bonus program, prior to the start of our 2011 fiscal year, the Named Executive Officers were permitted to elect to receive payment of any bonus payment earned under the program in shares of our common stock instead of cash. The number of shares payable was determined by taking the amount of the cash bonus earned divided by the closing trading price of a share of our common stock at the end of 2010, with the number of shares increased to account for additional shares credited as dividend equivalents. The threshold, target and maximum bonus amounts reported above reflect the cash denominated bonus opportunity for each executive under the 2011 bonus program.

(3)
Amounts reported represent the value of the shares of common stock received by the Named Executive Officers as payment for the bonuses earned under the 2011 bonus program based on the closing price on the date the 2011 annual bonuses were paid.

Outstanding Equity Awards at End of Fiscal 2011

The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2011, including the vesting dates for the portions of these awards that had not vested as of that date. For outstanding stock units that are entitled to receive dividend equivalents that are reinvested in an additional number of units that are subject to the same vesting requirements (including the applicable performance conditions) as the underlying units, the amounts reported include the additional units credited in respect of dividend equivalents.

	Option Awards					Stock Awards
Name (a)	Number of Securities Under- lying Unexer- cised Options (#) Exer- cisable (1) (b)	Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable (1) (c)		Option Exercise Price ($) (1) (e)	Option Expir- ation Date (1) (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2) (j)
Richard K. Matros	41,640	—		12.34	5/18/2012	43,571	(6)	526,773	10,026	(9)	134,453
	32,477	—		14.37	5/30/2013	70,395	(7)	851,076	6,517	(10)	93,190
	44,580	—	(3)	21.63	3/14/2014	50,133	(8)	606,108
	85,713	28,572	(4)	21.83	3/16/2015
	42,857	42,857	(5)	17.31	3/16/2016
	21,428	64,286		17.17	3/23/2017
Totals	268,695	135,715				164,099		1,983,957	16,543		227,643
Harold W. Andrews, Jr.						25,066	(8)	303,048	5,012	(9)	67,220
									3,259	(10)	46,583
Totals						25,066		303,048	8,271		113,803
Talya Nevo-Hacohen						25,066	(8)	303,048	5,012	(9)	67,220
									3,259	(10)	46,583
Totals						25,066		303,048	8,271		113,803

_____________

(1)	Represents stock options originally granted to Mr. Matros by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger.

(2)
The dollar amounts shown are determined by multiplying the number of shares or units reported by the closing price of our common stock of $12.09 on December 30, 2011. For FFO Units and TSR Units, the number of units reported is equal to the number of units that will vest and become payable if we achieve the applicable threshold performance goals.

(3)	The 28,572 stock options subsequently vested on March 15, 2012.

(4)	21,428 stock options subsequently vested on March 15, 2012 and 21,429 stock options are scheduled to vest on March 15, 2013.

(5)	21,429 stock options subsequently vested on March 15, 2012 and 42,857 stock options are scheduled to vest in substantially equal installments on March 15, 2013 and March 15, 2014.

(6)
Represents stock units originally granted to Mr. Matros by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger. 20,000 of these units subsequently vested on March 15, 2012; 15,714 of these units are scheduled to vest on March 15, 2013; and 7,857 of these units are scheduled to vest on March 15, 2014.

(7)	Represents stock units that are scheduled to vest in substantially equal installments on November 22, 2012, November 22, 2013 and November 22, 2014.

(8)
Represents Time-Based Units, 20% of which subsequently vested on January 22, 2012, and the remaining 80% of which are scheduled to vest in substantially equal installments on November 22, 2012, November 22, 2013, November 22, 2014 and November 22, 2015.

(9)
Represents FFO Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest in substantially equal installments on December 31, 2013 and December 31, 2014. Amount shown is the threshold vesting level.

(10)
Represents TSR Units that, subject to the satisfaction of the applicable performance vesting requirements, are scheduled to vest in substantially equal installments on December 31, 2013 and December 31, 2014. Amount shown is the threshold vesting level.

Option Exercises and Stock Vested—Fiscal 2011
The following table provides information concerning shares of our common stock acquired by the Named Executive Officers on exercise of stock options or upon the vesting of stock awards during our 2011 fiscal year.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Richard K. Matros	45,657	231,024	54,608	824,080
Harold W. Andrews, Jr.	—	—	—	—
Talya Nevo-Hacohen	—	—	—	—

_____________

(1)
The dollar amount shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares subject to the stock award that vested by the per-share closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control
The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us and/or a change in control of Sabra. These benefits are generally provided under the Named Executive Officers’ employment agreements or under the terms governing outstanding equity-based awards. For each Named Executive Officer, payment of the severance benefits provided for under his or her employment agreement is conditioned upon the executive’s execution and delivery of (and not revoking) a general release in favor of us. All of the benefits described below would be provided by us. Please see “Compensation Discussion and Analysis” above for a discussion of how the level of these benefits was determined.
Severance Benefits—Employment Agreements. In the event that a Named Executive Officer’s employment is terminated by us without “good cause” or by the executive for “good reason” (as those terms are defined in each executive’s employment agreement), each executive will be entitled to receive the following benefits under his or her employment agreement:

•
a lump sum cash severance payment equal to his or her annual base salary then in effect multiplied by a severance multiplier (equal to 2.25 for Mr. Matros and 1.5 for each of Mr. Andrews and Ms. Nevo-Hacohen);

•	any accrued and unpaid bonus for any prior fiscal year;

•
a prorated bonus payment for the year in which the termination occurs based on actual performance, with any bonus earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•
continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months for Mr. Matros and up to 18 months for each of Mr. Andrews and Ms. Nevo-Hacohen.

Under the employment agreements, if a Named Executive Officer’s employment is terminated by us without good cause or by the executive for good reason on or within two years following a change in control of Sabra (including a termination by us without good cause that occurs up to six months prior to a change in control at the request of the party seeking to effect the change in control), each executive will be entitled to receive the following benefits under his or her employment agreement in lieu of the benefits described above:

•	a lump sum cash severance payment equal to his or her annual base salary plus target bonus for the then current year multiplied by a severance multiplier of two;

•	any accrued and unpaid bonus for any prior fiscal year;

•
a prorated target bonus payment for the year in which the termination occurs calculated assuming we achieve 100% of the applicable financial performance target(s), with any bonus earned becoming payable within seventy-four days after the completion of the year in which the executive’s termination occurs; and

•
continued coverage for the executive and his or her family members under our health plans or, at the executive’s option, a monthly cash payment equal to the applicable COBRA premium for such continued coverage, for up to 24 months.

However, the benefits described above may be limited—if any payments under an executive’s employment agreement or otherwise trigger the excise tax imposed by Section 4999 of the Code, payments to the executive will be reduced as provided in the agreement to a level that does not trigger the excise tax if the total after tax-benefit of such reduction exceeds the total after tax-benefit if such reduction is not made.
If a Named Executive Officer’s employment terminates due to his or her death or disability, the executive will be paid any accrued and unpaid bonus for any prior fiscal year, and a prorated bonus payment for the year in which the termination occurs.
Restrictive Covenants. The employment agreements with the Named Executive Officers include each executive’s agreement that he or she will not disclose any of our confidential information at any time during or after employment. In addition, each executive has agreed that, for a period of two years following a termination of employment, he or she will not solicit our employees or customers or materially interfere with any of our business relationships. Each agreement also includes mutual non-disparagement covenants by the Named Executive Officer and us. If a Named Executive Officer breaches any of these restrictive covenants, we may generally cease further payment of the executive’s severance benefits and recover any severance benefits that were paid to the executive before the breach.
Accelerated Vesting – Equity Awards. Outstanding equity awards granted to the Named Executive Officers under our 2009 Performance Incentive Plan will be subject to accelerated vesting in connection with certain types of terminations of employment, as described below:

•
Time-Based Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, any unvested Time-Based Units and other stock-units granted by Sabra that vest based on continued employment will become fully vested.

•
FFO Units. If an executive’s employment terminates due to death or disability, or as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, the executive’s target number of FFO Units will become fully vested.

•
TSR Units. If an executive’s employment terminates due to death or disability, the executive’s target number of TSR Units will become fully vested. If an executive’ employment terminates as a result of a termination by us without good cause or by the executive for good reason within thirty days prior to or eighteen months after a change in control of Sabra, then any TSR Units earned based on actual performance will become fully vested.

In addition, the stock options and stock units originally granted by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger will also generally become fully vested in connection with an executive’s termination of employment due to death or disability (and for options, as a result of a termination by us without good cause or by the executive for good reason), or upon a change in control of Sabra.
The following table provides information concerning the potential termination or change in control payments that would be made to each Named Executive Officer under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2011. In the following table, we use the term “involuntary termination” to refer to a termination by us without good cause or by the executive for good reason.

	Cash Severance ($)(1)	Equity Acceleration Value ($)(2)(3)(4)	Health Benefits ($)	Total ($)(5)
Richard K. Matros
Death or Disability	—	3,196,161	—	3,196,161
Involuntary Termination	1,575,000	—	32,004	1,607,004
Involuntary Termination in	2,660,000	3,196,161	32,004	5,888,165
Connection With Change in Control
Harold W. Andrews, Jr.
Death or Disability	—	909,144	—	909,144
Involuntary Termination	487,500	—	18,939	506,439
Involuntary Termination in	1,235,000	909,144	22,252	2,166,396
Connection With Change in Control
Talya Nevo-Hacohen
Death or Disability	—	909,144	—	909,144
Involuntary Termination	487,500	—	15,425	502,925
Involuntary Termination in	1,235,000	909,144	20,566	2,164,710
Connection With Change in Control

_____________

(1)
None of the Named Executive Officers would have been entitled to an additional pro-rated bonus payment from us for a termination of employment occurring at the end of our 2011 fiscal year, so the pro-rated bonus-based severance provisions contained in each executive’s employment agreement would not result in any additional severance amounts for a termination occurring at year end.

(2)	Based upon the closing price of our common stock ($12.09) on December 30, 2011, which was the last trading day in 2011.

(3)
In the event of a change in control, the stock options and stock units originally granted by Old Sun that were assumed by us in connection with the Separation and REIT Conversion Merger would generally become fully vested regardless of whether the executive’s employment is terminated. The value of this acceleration for Mr. Matros would have been $526,773 for a change in control occurring on December 31, 2011.

(4)
For TSR Units, we have assumed that the target number of units would become vested in connection with a change in control, although the actual number of TSR Units (if any) that would become vested in connection with a change in control is based on actual performance, and could be higher or lower than the target number of units.

(5)
We have assumed that no Named Executive Officer’s severance benefits would be “cut back” under his or her employment agreement in order to obtain the greatest after tax-benefit after giving effect to the excise tax imposed under Section 4999 of the Code. The actual severance benefits payable to the Named Executive Officers may be less than the amounts reported above as a result of the application of this “cut-back.”

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, for each of Sabra’s equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted‑average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2011. Sabra’s equity compensation plans consist of the 2009 Performance Incentive Plan and the 2004 Equity Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted‑average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by security holders	954,139(1)(2)	18.29(3)	1,416,012(4)
Equity compensation plans not approved by security holders	—	—	—
Totals	954,139	$18.29	1,416,012

_____________

(1)
Of these shares, 85,714 shares were subject to outstanding stock option awards under the 2009 Performance Incentive Plan, 318,696 shares were subject to outstanding stock option awards under the 2004 Equity Incentive Plan, 529,729 shares were subject to outstanding stock unit awards under the 2009 Performance Incentive Plan, and 20,000 shares were subject to outstanding stock unit awards under the 2004 Equity Incentive Plan.

(2)	Reflects the maximum number of shares potentially issuable in connection with awards subject to performance-based vesting conditions.

(3)	This weighted-average exercise price does not reflect the 549,729 shares that will be issued upon the payment of outstanding stock units.

(4)
Of the aggregate number of shares that remained available for future issuance, all were available under the 2009 Performance Incentive Plan and may be used for any type of award authorized under the 2009 plan, including stock options, stock units, restricted stock and stock bonuses. No new awards may be granted under the 2004 Equity Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors has adopted a written Related Person Transaction Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (x) Sabra was, is or will be a participant, (y) the aggregate amount involved exceeds $120,000 and (z) a related person has or will have a direct or indirect interest. For purposes of this policy, a related person is (i) any person who is, or at any time since the beginning of Sabra’s last fiscal year was, an executive officer, director or director nominee of Sabra, (ii) any person who is known to be the beneficial owner of more than 5% of Sabra’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial interest.
Under this policy, Sabra’s Audit Committee is responsible for reviewing and approving or ratifying each related person transaction or proposed transaction, provided, however, that if the transaction falls within one of certain specified pre-approved categories, it shall not require review by the Audit Committee and shall be deemed to have been pre-approved by the Audit Committee. In determining whether to approve or ratify a related person transaction, the Audit Committee is required to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee and to approve only those related person transactions that are in, or not inconsistent with, the best interests of Sabra and its stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee is permitted to participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and reports of changes in ownership of our equity securities. These persons are required by SEC regulations to furnish us with copies of all of these reports that they file. To our knowledge, based solely on our review of the copies of such reports, including any amendments thereto, furnished to us and written responses to annual directors’ and officers’ questionnaires that no other reports were required, all Section 16(a) reports required to be filed during 2011 were timely filed, with the exception of a Form 4 filed by each of Messrs. Barbarosh and Ettl to report stock units credited pursuant to the Non-Employee Directors Stock-For-Fees Program and a Form 4 filed by each of Messrs. Andrews, Foster, Matros and Walters and Ms. Nevo-Hacohen to report stock units credited as dividend equivalent payments in connection with the payment of a dividend by Sabra on June 2, 2011.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors assists the Board in performing its oversight responsibilities for our financial reporting process, audit process and internal controls as more fully described in the written charter of the Audit Committee. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.
In the performance of its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2011 with management and with our independent registered public accounting firm. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.
Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.
Audit Committee of the Board of Directors
Craig A. Barbarosh (Chair)
Michael J. Foster
Milton J. Walters

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Sabra (including any future filings) under the Securities Act or the Exchange Act, except to the extent Sabra specifically incorporates such report by reference therein.

AUDIT INFORMATION
Fees Paid to Independent Registered Public Accounting Firm
Sabra commenced operations upon completion of the Separation and REIT Conversion Merger on November 15, 2010 (the “Separation Date”). The Audit Committee appointed PwC as our independent registered public accounting firm for the period from the Separation Date through December 31, 2010 and for the fiscal year ended December 31, 2011. The table below shows the aggregate fees for services rendered by PwC for these periods.

Description of Professional Service	2011	2010
Audit Fees − professional services rendered for the audit of Sabra’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly filings and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements	$565,431	$125,000
Audit‑Related Fees − assurance and related services that are reasonably related to the performance of the audit or review of Sabra’s consolidated financial statements(1)	9,843	–
Tax Fees − professional services rendered for tax compliance, tax advice and tax planning(2)	175,357	–
All Other Fees − products and services other than those reported as “Audit Fees,” “Audited-Related Fees” or “Tax Fees”(3)	–	1,500
Total	$750,631	$127,500

_____________

(1)	Audit-related fees in 2011 consisted of review of information related to required financial statement presentation pursuant to Rule 3-14 of Regulation S-X.

(2)	Tax fees in 2011 consisted of U.S. federal, state and local tax compliance.

(3)	During the period from the Separation Date through December 31, 2010, all other fees consisted of access to online accounting and reporting resources.

Audit Committee Pre-Approval Policies and Procedures
Under its charter, the Audit Committee must pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The Audit Committee is authorized to delegate the pre-approval of permitted non-audit services to one or more of its members and, pursuant to this authority, the Audit Committee has authorized the Chairman of the Audit Committee, Mr. Barbarosh, to pre-approve interim requests for non-audit services, provided that any decisions to pre-approve any non-audit services must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all of the non-audit services provided by our independent registered public accounting firm in 2011 and during the period from the Separation Date through December 31, 2010.

ELECTION OF DIRECTORS
(Proposal No. 1)
Nominees for Election
The Board of Directors is currently comprised of five members. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated Craig A. Barbarosh, Robert A. Ettl, Michael J. Foster, Richard K. Matros and Milton J. Walters for election to the Board. All of our director nominees are currently directors of Sabra.
In recommending director nominees for selection by the Board, the Nominating and Governance Committee considers a number of factors, which are described in more detail above under “Corporate Governance—Director Nomination Process.” In considering these factors, the Nominating and Governance Committee and the Board consider the fit of each individual’s skills with those of other directors to build a board of directors that is effective, collegial and responsive to the needs of our company.
Each of the nominees for election has consented to be named in this Proxy Statement and to serve as a director if elected. If any nominee becomes unavailable for any reason (which is not anticipated), your proxy may be voted for such other person or persons as may be determined by the holders of such proxies or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Each of the directors who are elected will serve until the next annual meeting of stockholders and until his successor is elected and qualified.
Majority Voting Standard
Our Bylaws provide for a majority voting standard for the election of directors. Under this majority voting standard, once a quorum has been established, each director nominee receiving a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee) will be elected as a director. The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the persons receiving the highest number of FOR votes, up to the total number of directors to be elected at the meeting, will be elected.
In the case of an uncontested election where the number of director nominees does not exceed the number of directors to be elected, if a nominee who is then serving as a director is not elected at the meeting by the requisite majority of the votes cast, under Maryland law, the director would continue to serve on the Board of Directors as a “holdover director.” To address this holdover issue, as required by our Bylaws, each director has submitted an irrevocable letter of resignation that becomes effective if the director is not elected by stockholders and the Board of Directors accepts the resignation. If a director is not elected, the Nominating and Governance Committee will consider the facts and circumstances relating to the election and the resignation and recommend to the Board of Directors, within 60 days following certification of the election results, whether the resignation should be accepted or rejected or whether other action should be taken. The Board of Directors must decide whether to accept or reject the resignation within 90 days following certification of the election results, taking into account the recommendation of the Nominating and Governance Committee, and shall publicly disclose its decision. A nominee who was not already serving as a director and is not elected at the meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

The election of directors at the Annual Meeting is not contested. Therefore, in accordance with the majority voting standard, director nominees will be elected at the Annual Meeting by a majority of the votes cast. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.
Recommendation of the Board
Our Board of Directors recommends that you vote FOR each of the five nominees for director.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)
The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. We are not required by our Bylaws or applicable law to submit the appointment of PwC for stockholder approval. However, as a matter of good corporate governance, the Board of Directors has determined to submit the Audit Committee’s appointment of PwC as our independent registered public accounting firm to stockholders for ratification. If stockholders do not ratify the appointment of PwC, the Audit Committee will consider the appointment of another independent registered public accounting firm. In addition, even if stockholders ratify the Audit Committee’s selection, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of Sabra and its stockholders.
A representative of PwC is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.
Recommendation of the Board
Our Board of Directors recommends that you vote FOR ratification of the appointment of PwC as Sabra’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION
(Proposal No. 3)
Sabra is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).
Our executive compensation program is approved by the Compensation Committee, which consists entirely of independent directors. The Compensation Committee implemented our executive compensation program in late 2010 following our separation from Old Sun when we became a separate publicly traded REIT. The Compensation Committee continued the same executive compensation program in 2011, and did not make any fundamental changes to the program implemented in 2010 that received the support of approximately 98.5% of the votes cast on our 2011 say-on-pay proposal.
As described in our Compensation Discussion and Analysis, the cornerstone of Sabra’s executive compensation program continues to be the long-term equity award program that was established by the Compensation Committee following our becoming a separate publicly traded REIT. In late 2010, each Named Executive Officer was granted an initial “front loaded” equity award representing two years’ worth of incentives in order to give each executive a meaningful unvested equity position in Sabra right after our separation from Old Sun. As a result of the front loaded grants made in late 2010 and in adherence to the terms of our long-term equity award program, no new long-term equity awards were granted to the Named Executive Officers in 2011.
Each Named Executive Officer’s initial equity award granted in 2010 vests based on performance over three full fiscal years and is payable in shares of our common stock that may increase or decrease in value during the performance period. The vesting of 2/3 of each Named Executive Officer’s initial equity award is contingent upon company performance in addition to the vesting being contingent on continued employment. There is no minimum vesting for the performance-based awards (i.e., all of the awards will be forfeited if minimum performance is not achieved), and the maximum number of awards that may be earned based on performance is capped.
In addition to our long-term equity award program, we established an annual incentive bonus program for 2011. Bonuses earned under the program by the Named Executive Officers were paid in shares of our common stock instead of cash.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
This proposal on the compensation paid to our Named Executive Officers is advisory only and will not be binding on Sabra, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, Sabra, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering Sabra’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.
Sabra’s current policy is to provide stockholders with an opportunity to vote on the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2013 annual meeting of stockholders.
Recommendation of the Board
Our Board of Directors recommends that you vote FOR the approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof and is voted upon, the proxyholders named in the proxies solicited by the Board of Directors will have the authority to vote all proxies received with respect to such matters in their discretion, and it is their intention to vote such proxies in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials for our 2013 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in Sabra’s proxy statement, stockholder proposals must be received no later than January 1, 2013 and must comply with our Bylaws and Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2013 annual meeting of stockholders by more than 30 days from the anniversary of this year’s meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2013 annual meeting of stockholders. Proposals should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. Stockholders who wish to nominate persons for election to the Board of Directors at the 2013 annual meeting of stockholders or who wish to present a proposal at the 2013 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials Sabra distributes for such meeting, must deliver written notice of the nomination or proposal to Sabra’s Secretary no earlier than December 2, 2012 and no later than 5:00 p.m., Eastern time, on January 1, 2013 (provided, however, that if the 2013 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of this year’s meeting, nominations and proposals must be received no earlier than the 150th day prior to the date of the 2013 annual meeting of stockholders and no later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of the 2013 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2013 annual meeting of stockholders is first made). The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article II, Section 11 of our Bylaws. If a stockholder’s written notice is not received between the dates specified above and does not satisfy these additional informational requirements, the notice will not be considered properly submitted and will not be acted upon at the 2013 annual meeting of stockholders. A stockholder’s written notice should be sent to the attention of the Secretary, Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612.

ANNUAL REPORT TO STOCKHOLDERS

Our 2011 Annual Report has been posted, and is available without charge, on our corporate website at www.sabrahealth.com. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2011 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2011 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2011 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any stockholder of record or beneficial owner of our common stock.  Requests can be made by writing to Investor Relations:  Sabra Health Care REIT, Inc., 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or by telephone request to (888) 393-8248.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2011 Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2011 Annual Report, or if you hold Sabra stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-800-542-1061. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2011 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or the 2011 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of Sabra common stock sharing an address.

ALL STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By Order of the Board of Directors,

Irvine, California April 27, 2012	Harold W. Andrews, Jr. Executive Vice President, Chief Financial Officer and Secretary

SABRA HEALTH CARE REIT, INC.

SABRA HEALTH CARE REIT, INC.
18500 VON KARMAN AVE.
SUITE 550
IRVINE, CA 92612

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M47034-P24669 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SABRA HEALTH CARE REIT, INC.

1. Election of Directors	For	Against	Abstain
1a. Craig A. Barbarosh	☐	☐	☐
1b. Robert A. Ettl	☐	☐	☐
1c. Michael J. Foster	☐	☐	☐
1d. Richard K. Matros	☐	☐	☐
1e. Milton J. Walters	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as Sabra's independent registered public accounting firm for the fiscal year ending December 31, 2012	☐	☐	☐
3. Approval, on an advisory basis, of executive officer compensation	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

M47035-P24669

SABRA HEALTH CARE REIT, INC.
Annual Meeting of Stockholders
June 21, 2012 at 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s), hereby revoking any proxy previously given,hereby appoint(s) Richard K. Matros and Harold W. Andrews, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SABRA HEALTH CARE REIT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held June 21, 2012, at the Irvine Towers Conference Center, 18100 Von Karman Avenue, Irvine, California 92612, and any adjournments or postponements thereof. The proposals referred to on the reverse side hereof are described in the Proxy Statement that is being delivered in connection with the Annual Meeting of Stockholders.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations included on the reverse side thereof. Whether or not direction is made, each of the named proxies is authorized to vote this proxy in his discretion on such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO RETURN THIS PROXY.

Continued and to be signed on reverse side